Registration No.333-

    As filed with the Securities and Exchange Commission on September 9, 1998

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933


                           F&M NATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)
        VIRGINIA                                          54-0857462
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                                9 Court Square
                          Winchester, Virginia 22601
                                (540) 655-4200
         (Address of principal executive office, including zip code)

                           F&M National Corporation
              1992 Incentive and Non-Qualified Stock Option Plan
                           (Full Title of the Plan)


                               Alfred B. Whitt
                    President and Chief Financial Officer
                           F&M National Corporation
                  9 Court Square, Winchester, Virginia 22601
                                (540) 655-4200
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                           George P. Whitley, Esq.
                   LeClair Ryan, A Professional Corporation
                     707 East Main Street, Eleventh Floor
                           Richmond, Virginia 23219

                       CALCULATION OF REGISTRATION FEE


Title of Securities     Amount to be     Proposed maximum            Proposed maximum             Amount to
to be registered        registered(1)    offering price per share(2) aggregate offering price     registration fee

Common Stock
($2.00 par value)       500,000 shares         $26.69                   $13,345,000                 $3,936.78


----------
(1)This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.

(2)Estimated solely for the purpose of calculating the registration fee. Based on the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange on September 1, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1            Plan Information.

      Not required to be filed. This registration statement relates to 500,000 shares of the Registrant's Common Stock which are reserved for sale under the F&M National Corporation 1992 Incentive and Non-Qualified Stock Option Plan (the "Plan"). The Plan was approved by shareholders of the Registrant in 1992 and will terminate in 2002. In 1992, 250,000 shares of the Registrant's Common Stock were registered with the Securities and Exchange Commission (the "Commission") in connection with the Plan. The increase in the number of shares reserved under the Plan was approved by shareholders of the Registrant on April 28, 1998.

Item 2            Registrant Information and Employee Plan Annual Information.

      Not required to be filed.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3            Incorporation of Documents by Reference.

      F&M National Corporation (the "Company") hereby incorporates by reference into this registration statement the documents listed below which have been filed with the Commission.

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a) above.

      (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-4 as filed with the Commission on March 16, 1998 (File No. 333-47981).

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and shall be deemed to be part of this registration statement from the date of filing of such documents.

Item 4            Description of Securities.

      Not applicable.

Item 5            Interests of Named Experts and Counsel.

      Not applicable.

Item 6            Indemnification of Directors and Officers.

      The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

      The Company has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7            Exemption from Registration Claimed.

      Not applicable.

Item 8            Exhibits

      5.0 Opinion of LeClair Ryan, A Professional Corporation, as to the legality of the shares offered hereunder.

      23.1  Consent of Yount, Hyde & Barbour, P.C., as accountants for F&M.

      23.2  Consent of LeClair Ryan (included in Exhibit 5.0).

      24.0 Powers of Attorney (included in Part II of this Registration Statement).

      99.0 F&M National Corporation 1992 Incentive and Non-Qualified Stock Option Plan, as amended and restated.

Item 9            Undertakings.

      The undersigned registrant hereby undertakes:

      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)   To  include   any   prospectus   required  by  Section
10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Winchester, Commonwealth of Virginia on September 9, 1998.

                                    F&M NATIONAL CORPORATION


                              By:   /s/  Alfred B. Whitt
                                  ----------------------------------------------
                                    Alfred B. Whitt, Vice Chairman and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      Each person whose signature appears below constitutes and appoints Alfred
B. Whitt and Charles E. Curtis, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, and for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements or applications to the Securities and Exchange Commission, the regulatory authorities of any state in the United States or any other regulatory authorities as may be necessary to permit up to 500,000 shares of Common Stock of the Company to be offered in the United States under the F&M National Corporation 1992 Incentive and Non-Qualified Stock Option Plan (as amended), including without limitation any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other such regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable F&M National Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission as well as all other laws, rules and regulations relating to the offer and sale of securities, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute may lawfully do or cause to be done by virtue hereof.



      Signature                     Capacity                        Date


/s/  W. M. Feltner            Chairman of the Board          September 9, 1998
------------------            and Chief Executive
W. M. Feltner                 Officer and Director
                              (Principal Executive
                              Officer)

/s/  Alfred B. Whitt          Vice Chairman, President       September 9, 1998
--------------------          and Chief Financial
Alfred B. Whitt               Officer and Director
                              (Principal Financial
                              Officer)

/s/  Charles E. Curtis        Vice Chairman, Chief           September 9, 1998
----------------------        Administrative Officer
Charles E. Curtis             and Director

/s/  Frank Armstrong, III     Director                       September 9, 1998
-------------------------
Frank Armstrong,III

/s/  William H. Clement       Director                       September 9, 1998
-----------------------
William H. Clement

/s/  John R. Fernstrom        Director                       September 9, 1998
----------------------
John R. Fernstrom

/s/  William R. Harris        Director                       September 9, 1998
----------------------
William R. Harris

/s/  L. David Horner, III     Director                       September 9, 1998
-------------------------
L. David Horner, III

/s/  Jack R. Huyett           Director                       September 9, 1998
-------------------
Jack R. Huyett

/s/  J. D. Shockey, Jr.       Director                       September 9, 1998
-----------------------
J. D. Shockey, Jr.

/s/  Ronald W. Tydings        Director                       September 9, 1998
----------------------
Ronald W. Tydings

/s/  Fred G. Wayland, Jr.     Director                       September 9, 1998
-------------------------
Fred G. Wayland, Jr.